FORM OF
                             PLAN OF DISTRIBUTION
                                      OF
                     AMERICAN VARIABLE INSURANCE SERIES
                                 CLASS 2 SHARES

 WHEREAS, American Variable Insurance Series (the "Series") is a Massachusetts Business Trust which offers shares of beneficial interest;

 WHEREAS, the purpose of this Plan of Distribution (the "Plan") is to authorize the Series to bear expenses of distribution of such shares, including reimbursement of Lincoln National Life Insurance Co. ("Lincoln") for certain of its distribution expenses incurred in connection with the Series;

 WHEREAS, the Board of Trustees of the Series has determined that there is a reasonable likelihood that this Plan will benefit the Series and its shareholders:

 NOW, THEREFORE, the Series adopts this Plan as follows:

 1. The Series may expend pursuant to this Plan amounts not to exceed 0.25 of 1% of the average daily net assets represented by Class 2 shares of the Series per annum.

 2. Subject to the limit in paragraph 1, the Series shall pay, or reimburse Lincoln for, amounts to finance any distribution activity which is primarily intended to benefit the shares of the Series provided that the Board of Trustees of the Series shall have approved categories of expenses for which payment or reimbursement shall be made pursuant to this paragraph 2.

 3. This Plan shall not take effect until it has been approved, together with any related agreement, by votes of the majority of both (I) the Board of Trustees of the Series and (ii) those Trustees of the Series who are not "interested persons" of the Series (as defined in the Investment Company Act of 1940 (the "1940 Act") and have no direct or indirect financial interest in the operation of this Plan or any agreement related to it (the "Independent Trustees"), cast in person at a meeting called for the purpose of voting on this Plan and/or such agreement.

 4. At least quarterly, the Board of Trustees shall be provided by any person authorized to direct the disposition of monies paid or payable by the Series pursuant to this Plan or any related agreement, and the Board shall review a written report of the amounts expended pursuant to the Plan and the purposes for which such expenditures were made.

 5. This Plan may be terminated as to the Series at any time by vote of a majority of the Independent Trustees, or by vote of a majority of the outstanding voting securities of the Class 2 shares (as defined in the 1940
Act) of the Series. Unless sooner terminated in accordance with this provision, this Plan shall continue in effect until November 30, 1997. It may thereafter be renewed from year to year in the manner provided for in paragraph 4 hereof.

 6. Any agreement related to this Plan shall be in writing, and shall provide:
A. that such agreement may be terminated as to the Series at any time, without payment of any penalty, by vote of a majority of the Independent Trustees or by a vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of the Series, on not more than sixty (60) days' written notice to any other party to the agreement; and
B. that such agreement shall terminate automatically in the event of its assignment.

 7. This Plan may not be amended to increase materially the maximum amount of fee or other distribution expenses provided for in paragraph 1 hereof with respect to the Series unless such amendment is approved by the voting securities of the Class 2 shares of the Series in the manner provided in paragraph 3 hereof, and no material amendment to this Plan shall be made unless approved in the manner provided for in paragraph 3 hereof.

 8. While this Plan is in effect, the selection and nomination of Trustees of the Series who are not "interested persons" of the Series (as defined in the 1940 Act) shall be committed to the discretion of the Trustees who are not interested persons.

 9. This Plan shall apply to any additional funds added to the Series that offer Class 2 shares unless the Series' Independent Trustees otherwise

 10. The Series shall preserve copies of this Plan and any related agreement and all reports made pursuant to paragraph 5 hereof for a period of not less than six years from the date of this Plan, or such agreement or reports, as the case may be, the first two years of which such records shall be stored in an easily accessible place.

 IN WITNESS WHEREOF, the Series has caused this Plan to be executed by its officers thereunto duly authorized, as of _______________, 1997.

                                             AMERICAN VARIABLE INSURANCE SERIES

                                           By
                                               James F. Rothenberg, Chairman

                                           By
                                               Chad L. Norton, Secretary